EXHIBIT 4.1
-----------



                           FOURTH AMENDMENT TO THE
                       JONES LANG LASALLE INCORPORATED
                        EMPLOYEE STOCK PURCHASE PLAN

      This Fourth Amendment to the Jones Lang LaSalle Incorporated Employee Stock Purchase Plan is made as of May 28, 2004.


                                  RECITALS

      WHEREAS, Jones Lang LaSalle Incorporated (the "Company") maintains the Employee Stock Purchase Plan, as amended by the First Amendment, Second Amendment and Third Amendment thereto (as amended, the "Plan").

      WHEREAS, the Company has determined that amending the Plan in order to increase the number of shares available for issuance thereunder is in the best interest of the Company.

      WHEREAS, the Board of Directors approved, and recommended approval by the shareholders of, an amendment to the Plan to increase the number of shares available for issuance thereunder by 750,000, and the shareholders of the Company approved such amendment at the Annual Meeting of Shareholders held May 27, 2004.


                                  AMENDMENT

      NOW THEREFORE, the Plan has been amended effective May 28, 2004 as follows:

      1. PARAGRAPH 2 of the Plan is hereby amended by replacing the reference to "1,000,000 shares" in the first sentence thereof with a reference to "1,750,000 shares."

      Except as herein modified, all the terms, conditions and provisions of the Plan are hereby ratified, confirmed and carried forward.

      IN WITNESS WHEREOF, this Fourth Amendment has been duly executed on behalf of the Company by an authorized officer thereof as of the date first written above.

                                    JONES LANG LASALLE INCORPORATED

                                    By:   /s/ Nazneen Razi
                                          ------------------------------
                                          Nazneen Razi
                                          Chief Human Resources Officer